Exhibit (h)(1)

Distribution Services Agreement

This Distribution Services Agreement (the “Agreement”) is entered into and effective as of October 14, 2026 (the “Effective Date”) between:

1.	ALPS Distributors, Inc., a corporation incorporated in the State of Colorado (“ADI”); and

2.

Each of the investment vehicles listed in Schedule B, each a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company that is operated as an interval fund pursuant to Rule 23c-3 of the 1940 Act (each referred to below as “Fund” for purposes of this Agreement).

The Fund and ADI each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations issued thereunder.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.

(c) “1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations issued thereunder.

(d) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(e) “ADI Associates” means ADI and each of its Affiliates, members, shareholders, directors, officers, partners, employees, successors or assigns.

(f) “ADI Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by ADI in connection with its performance of the Services.

(g) “Adviser” means Clearlake Capital RIC Management, LLC.

(h) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 50% of the outstanding voting equity of that Person or (ii) the right to control the appointment of more than 50% of the board of directors or analogous governing body, management or executive officers of that Person; provided, however, that the term “Affiliate” shall not include the advisory clients of Clearlake Capital Group, L.P. or any of their respective portfolio investments or portfolio companies; provided, further, that the term “Affiliate,” when applied to Fund and Management shall only include those Persons that are advisory affiliates of the Adviser and are engaged in the day-to-day operations, management and/or investment activity of Fund.

(i) “Board” means the Board of Trustees of the Fund.

(j) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(k) “Client Data” means all data of Fund (and, if a Management entity receives Services, such entity), including, but not limited to, data related to information and documents submitted to ADI for review in the ADI Web Portal, securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund or its agent and all output and derivatives thereof, necessary to enable ADI to perform the Services, but excluding ADI Property.

(l) “Confidential Information” means any and all non-public information disclosed by a party (or third-party thereof), whether in writing, orally or by inspection of tangible objects to the other party regardless of whether explicitly identified as confidential or proprietary, which shall include, but not be limited to, the terms of this Agreement, confidential proprietary information concerning the Fund, Management, and ADI, or any of their respective Affiliates, agents, employees, partners, directors and shareholders, as the case may be, including Personal Information, Client Data, ADI Property, any financial information, governing documents, investments, information related to the Fund’s investors, the Fund data contained in the records, portfolio holdings, trading strategies, valuation methods, business plans, trade secrets, proprietary processes, intellectual property rights, product plans, marketing plans, and further includes all other information provided either by the Fund or Management to ADI or ADI to the Fund or Management that is identified as confidential at the time of disclosure or is what a reasonable person would deem to be confidential; provided that “Confidential Information” shall not include information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party (that does not have a contractual, legal or fiduciary obligation of confidentiality to the Party whose Confidential Information is being acquired), or is developed independently, by the receiving Party, (iii) the receiving Party can demonstrate has been developed by one or more of its employees without reliance in whole or in part on Confidential Information of the disclosing Party, or (iv) is generally known by Persons in the technology or financial services industries. Notwithstanding anything to the contrary herein, any fees, expenses or other information that are disclosed in the Plan shall not be deemed Confidential Information.

(m) “Data Supplier” means a third party supplier of Market Data.

(n) “DTC” means The Depository Trust Company.

(o) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(p) “Governing Documents” means the constitutional documents of the Fund, any documents that are directly relevant to the Services performed by ADI, including registration statements, offering memorandum, subscription materials, Board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other operational documents utilized by Fund in connection with the

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offering of any of its securities or interests to investors, all as amended from time to time, and minutes of meetings of the Board or analogous governing body and of shareholder meetings that document approved material changes to the foregoing documents or Fund policies that are directly relevant to the Services performed by ADI.

(q) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(r) “Intermediary Agreement” means an agreement with one or more financial intermediaries in connection with the sale of Fund shares, entered into upon direction of the Fund and in a form approved by the Fund or its designee.

(s) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(t) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(u) “Management” means the Fund’s officers, trustees, agents, employees, and the Adviser and then current sub-adviser(s) (if any), as well as any officers, directors, employees or agents of the Adviser and then current sub-adviser(s) (if applicable) who are responsible for the day to day operations and management of the Fund.

(v) “Market Data” means third party market and reference data, including intermediary, NSCC, DTC, due diligence and related data.

(w) “NSCC” means the National Securities Clearing Corporation.

(x) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(y) “Personal Information” means “non-public personal information” as that term is defined by Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§6801, et seq., and its implementing regulations, and shall include any similar or equivalent term (such as “Personal Data” or “Personal Information”) defined under any other applicable laws relating to data privacy, protection or security.

(z) “Plan” means the Fund’s Distribution and Servicing Plan adopted by the Board in accordance with Rule 12b-1 of the 1940 Act.

(aa) “SEC” means the U.S. Securities and Exchange Commission.

(bb) “Services” means the services listed in Schedule A.

(cc) “Shares” means the shares issued by the Fund.

(dd)  “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

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(ee) “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

(ff) “Written Supervisory Procedures” means ADI’s written procedures, as amended from time to time, with respect to the supervision of its activities and that of its associated persons in accordance with FINRA Rule 3110.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1. Subject to the terms of this Agreement, ADI will perform the Services set forth in Schedule A for the Fund with reasonable care, skill, prudence and diligence. ADI shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, fiduciary or analogous duties or obligations, shall be implied. Any Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or changes in applicable Law, will only be binding on ADI when they are reflected in an amendment to Schedule A.

2.2. Adviser agrees to pay the fees, charges and expenses on behalf of the Fund in accordance with, and in the manner set forth in, the confidential fee letter(s) (the “Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by the Adviser shall not limit ADI’s rights of recourse against the Fund.

2.3. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by ADI to (i) one or more of its Affiliates, or (ii) with the written consent of the Fund, other Persons (and any required Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations) selected by ADI, provided that such Persons are selected in good faith and with reasonable care and are monitored by ADI. If ADI delegates any Services, (i) such delegation shall not relieve ADI of its duties and obligations hereunder, (ii) in respect of Personal Information, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of

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ADI, and (iii) if required by applicable Law or if any such agent or delegate, except for Affiliates, is or will be in possession of Client Data in connection with the Services, ADI will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to provide transparency and to enable Fund to object to a particular arrangement. ADI shall be responsible for the acts and omissions of any delegate.

2.4. ADI shall provide the Services to the Fund on a non-exclusive basis.

2.5. As provided in the “Plan of Distribution” section of Fund’s prospectus, which may be amended and restated from time to time, pursuant to the Plan the Fund will pay to ADI a Distribution and Servicing Fee as set forth in the prospectus with respect to certain classes of Shares (“Distribution Shares”) in order for ADI to make payments to financial intermediaries at the direction of the Fund in accordance with the applicable Intermediary Agreement and ADI’s applicable policies and procedures. The Fund will pay the Distribution and Servicing Fee in accordance with the Plan.

3.	Responsibilities

3.1. The management and control of Fund are vested exclusively in the Board and as delegated by the Board to Management, subject to the terms and provisions of the Fund’s Governing Documents. Fund’s governing body and Management are empowered to make all decisions, perform all management functions relating to the operation of Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Fund shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.

(b) Evaluate the accuracy of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform ADI of any errors it is in a position to identify.

(c) Provide ADI with timely and accurate information reasonably required by ADI in order to perform the Services and its duties and obligations hereunder.

3.2. Fund is solely and exclusively responsible for ensuring that it complies with applicable Law and its respective Governing Documents. It is Fund’s responsibility to provide to ADI all final Fund Governing Documents as of the Effective Date or as soon as reasonably practicable thereafter. Fund will notify ADI in writing of any changes to Fund Governing Documents that may materially impact ADI’s ability to perform the Services and/or that affect the Fund’s investment strategy, liquidity or risk profile in any material respects prior to such changes taking effect. ADI is not responsible for monitoring compliance by Fund with (i) applicable Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.3. In the event that Market Data is supplied to or through ADI Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Fund in connection with the Services and (ii) not be disseminated by Fund or used to populate internal systems in lieu of obtaining a data license. Notwithstanding the foregoing, Fund or Management may be required to enter into agreements with Data Suppliers directly in order for ADI to provide Market Data to Fund or Management in connection with the Services. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice; provided that, ADI will use commercially reasonable efforts to provide Fund and Management with prompt notice in the event that such access and delivery is likely to be interrupted. Notwithstanding

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anything in this Agreement to the contrary, neither ADI nor any Data Supplier shall be liable to the Fund, Management or any other Person for any Losses with respect to Market Data, reliance in good faith by ADI Associates or Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.4. Fund shall deliver, and use commercially reasonable efforts to ensure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons acting on its behalf promptly deliver to ADI, all Client Data and the then most current version of all Fund Governing Documents; notwithstanding the foregoing, Fund shall not be required to deliver immaterial amendments to Fund Governing Documents. Fund shall deliver, or arrange with each such Person to deliver, such information and materials on a timely basis, and ADI will not be required to enter any agreements with any Person in order for ADI to provide the Services. For the avoidance of doubt, ADI’s ability to perform the Services is subject to the dependencies in Schedule A, Section A.2.

3.5. Subject to Section 6, ADI Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by ADI Associates in connection with the performance of the Services and ADI’s duties and obligations hereunder, without further enquiry or liability.

3.6. Notwithstanding anything in this Agreement to the contrary, if ADI is in doubt as to any action it should or should not take in its provision of Services, ADI Associates may request directions, advice or instructions from Fund, or as applicable, Management or other service providers. If ADI is in doubt as to any question of law pertaining to any action it should or should not take, Fund will make available to, and ADI Associates may request advice from, counsel for any of Fund or Management (including the Adviser or its sub-adviser), each at Fund’s reasonable expense.

3.7. All obligations of Fund and Management hereunder shall be several and not joint.

4.	Term

4.1. The initial term of this Agreement will be from the Effective Date through the date ending one (1) year following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of one (1) year each, provided such continuance is specifically approved at least annually in the manner required under the 1940 Act and rules and regulations thereunder (after taking into effect any exemptive order, no-action assurances, or other relief, rule, or regulation upon which the respective Fund may rely) (such periods, in the aggregate, the “Term”). If a Plan is in effect, continuance of the Agreement with respect to provisions relating to such Plan, including any payments payable thereunder, must be approved at least annually by a vote of the Fund’s Board, including a vote of the majority of the Board’s trustees who are not interested persons (as defined in the 1940 Act and the rules thereunder) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (including this Agreement), by vote cast in person at a meeting called for the purpose of voting on such approval.

5.	Termination

5.1	This Agreement may be terminated, without the payment of any penalty, by (i) the Fund on 60 calendar days’ written notice to ADI; (ii) by vote of a majority of the Fund’s trustees

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who are not “interested persons” (as defined in the 1940 Act and the rules thereunder) of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s Plan or this Agreement or by vote of a majority of the outstanding voting securities of the Fund on 60 calendar days’ written notice to ADI; or (iii) ADI on 60 calendar days’ written notice to Fund. This Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act. For the avoidance of doubt, in the event more than one Fund is subject to this Agreement, notice of termination may be given in respect of each Fund, individually, and this Agreement shall then terminate in respect of such Fund in accordance with the terms hereof.

5.2 In addition to the provisions of Section 4,

(a) ADI or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(1)

The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach; or

(2)

The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a Trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action involving fraud, willful misconduct, violation of law, or criminal activity that the terminating Party reasonably determines could cause the terminating Party reputational harm, provided that where the other Party is ADI, such material Action is specifically with respect to ADI’s actions or inactions in its capacity as a distributor, or (v) where the other Party is Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by ADI, in its reasonable discretion, to materially affect the Services or to be materially adverse to ADI.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 60 calendar days after the event.

5.3 Upon delivery of a termination notice from Fund, subject to the receipt by ADI of all then-due fees, charges and expenses (other than amounts properly disputed in good faith pursuant to the terms in Fee Letter), ADI shall continue to provide the Services up to the effective date of the termination notice; thereafter, ADI shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A and/or Fee Letter executed by ADI. In the event of the termination of this Agreement, ADI shall provide exit assistance by promptly supplying requested Client Data to the applicable Fund to which the Client Data relate, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses (other than amounts properly disputed in good faith pursuant to the terms in Fee Letter) have been paid. In the event that Fund wishes to retain ADI to perform additional transition or related post-termination services,

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including, but not limited to, providing data and reports in new formats, performing work, committing resources, or reporting deliverables after the termination date, the Fund and ADI shall agree in writing to the additional services and the Adviser shall agree to the related fees and expenses in an amendment to Schedule A (with the Fund) and/or Fee Letter (with the Adviser), as appropriate. Should either Party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by Fund and/or Adviser, as applicable.

5.4  Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2, 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by ADI for Fund or Management after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6	Limitation of Liability and Indemnification; Standard of Care

6.1. Notwithstanding anything in this Agreement to the contrary, ADI Associates shall not be liable to Fund or Management for any action or inaction of any ADI Associate except to the extent of direct Losses resulting from the bad faith, gross negligence, willful misfeasance, or by reason of ADI’s reckless disregard, or fraud of ADI in the performance of ADI’s duties or obligations under this Agreement or an Intermediary Agreement.

6.2. Fund shall indemnify, defend and hold harmless ADI Associates from and against Losses (including legal fees and costs to enforce this provision) that ADI Associates suffer, incur, or pay as a result of any Third Party Claim arising out of the subject matter of or otherwise in any way related to this Agreement or an Intermediary Agreement except to the extent arising out of ADI’s bad faith, gross negligence, willful misfeasance, or by reason of ADI Associates’ reckless disregard, or fraud of ADI Associates in the performance of its duties or obligations under this Agreement or an Intermediary Agreement.

6.3. Except with respect to a Party’s out-of-pocket expenses and judgments awarded against and payable by that Party resulting from Claims for which that Party is entitled to indemnification by the other Party under this Section 6 (which shall be deemed direct Losses), in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value.

6.4. With the exception of Market Data, and without prejudice to any other indemnification provided for in this Section 6, ADI shall indemnify, defend, and hold harmless Fund and its Affiliates, members, shareholders, trustees, officers, partners and employees from and against Losses (including reasonable legal fees and costs to enforce this provision) that Fund or its Affiliates suffer, incur, or pay as a result of any Third Party Claim that the Services infringe, or cause the infringement of, the intellectual property rights of a third party, except to the extent such infringement is a result of or arises out of (i) improper use of the Services or any ADI Property by Fund or its Affiliates, (ii) modifications to the Services or ADI Property made by Fund or its Affiliates not previously authorized in writing by ADI, (iii) Fund or its Affiliates not complying

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with instructions or designs required by ADI, (iv) use of the Services or ADI Property by Fund or its Affiliates in breach of this Agreement, or (v) the combination of the Services or ADI Property by Fund or its Affiliates with products or systems other than those provided for use with the Services by, or authorized in writing by, ADI. With respect to ADI’s obligations in this Section 6.4, if the Services become, or in ADI’s reasonable opinion are likely to become, the subject of an infringement claim, ADI may mitigate such alleged infringement by, at its sole option and expense (a) procuring any right to allow Fund to continue to receive the infringing part of the Services, (b) modifying, amending or replacing the infringing part of the Services with other services that deliver substantially the same capabilities, or (c) if the foregoing options (a) and (b) are not commercially reasonable, terminating the infringing part of the Services. For clarity, the foregoing shall not discharge ADI’s obligations to defend, indemnify and hold harmless Fund or its Affiliates for Losses in accordance with this Section 6.4.

7.	Representations and Warranties

7.1.	Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.	Fund represents and warrants to ADI that:

(a) It has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof.

(b) It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company.

(c) It is empowered under applicable laws and by its Governing Documents to enter into and perform this Agreement.

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(d) The Board has duly authorized it to enter into and perform this Agreement.

(e) It will promptly notify ADI of (1) any material Action against it, Management and Adviser or its sub-adviser and (2) changes (or pending changes) in applicable Law with respect to Fund, in each case that are relevant to ADI’s provision of Services hereunder.

(f) It will take all actions necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders), take all actions necessary in connection with the qualification of the Shares for sale in such states and jurisdictions where the Shares will be offered, and notify ADI, in writing, of any changes to such registration or qualification that will materially impact the Services.

(g) Tender offers or repurchase offers of Shares of the Fund will be made at the net asset value per Share in accordance with the Fund’s applicable then-current prospectus and Rule 13(e)-4 of the 1934 Act or Rule 23c-3 of the 1940 Act, as the case may be. If a fee in connection with any tender offer or repurchase offer is in effect, such fee will be paid to the Fund. The net asset value of the Shares will be calculated by the Fund or by another entity on behalf of the Fund. ADI has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated or the Fund’s compliance with any periodic tender offer or repurchase offer in accordance with Rule 13(e)-4 of the 1934 Act or Rule 23c-3 of the 1940 Act, as applicable, and/or related policies adopted by the Fund. In addition, ADI has no duty and shall not be responsible for any applicable FINRA filings in association with such offers.

(h) It reserves the right to suspend sales and ADI’s authority to process orders for Shares on behalf of the Fund if, in the judgment of the Fund, it is in the best interests of the Fund to do so. Suspension will continue for such period as may be determined by the Fund. The Fund agrees to promptly notify ADI in the event that the Fund determines not to issue a tender offer or repurchase, as applicable, in accordance with the specified schedule set forth in the Fund’s then-current prospectus.

(i) The Fund’s registration statement, prospectus and statement of additional information, as such may be amended by the Fund: (i) have been prepared, and all sales literature and advertisements approved by the Fund and/or the Adviser or other materials prepared by or on behalf of the Fund for ADI’s use (“Sales Materials”) shall: (i) be prepared, in all material respects, in conformity with applicable Law; and (ii) contain, and all Sales Materials shall contain, all statements required to be stated therein in accordance with the 1933 Act and the 1940 Act.

(j) To the best of its knowledge and belief, all statements of fact contained in the Fund’s registration statement, prospectus and statement of additional information, or to be contained in all Sales Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of any registration statement, prospectus or statement of additional information, nor any Sales Materials, shall include any untrue statement of a material fact or omit to state a material fact required to

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be stated therein or necessary to make the statements therein, in the case of each Fund’s prospectus or statement of additional information in light of the circumstances in which made, not misleading.

(k) The Fund shall, from time to time, file such amendment or amendments to the registration statement, prospectus, and statement of additional information that are necessary in order to have the registration statement, prospectus or statement of additional information contain all material facts required to be stated therein or necessary to make the statements therein, in the case of the prospectus or statement of additional information in light of the circumstances in which made, not misleading, in each case at the time of filing. The Fund shall not file any amendment to the registration statement, prospectus or statement of additional information that will materially adversely impact ADI’s ability to perform Services without providing ADI reasonable notice thereof in advance, provided that nothing in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to the registration statement or a Fund’s prospectus or statement of additional information as the Fund may deem advisable; provided further that the Fund may make available updated amendments to the registration statement, prospectus or statement of additional information by filing the materials with the SEC, and such documents shall be deemed delivered to ADI for all purposes under this Agreement by such filing. Notwithstanding the foregoing, the Fund shall not be deemed to make any representation or warranty as to any information or statement provided by ADI for inclusion in the registration statement or any prospectus or statement of additional information or other materials.

7.3	ADI represents and warrants to Fund that:

(a) Subject to the rights granted by the Fund to ADI hereunder, ADI shall have the right to distribute the Shares as agent on behalf of the Fund during the term of this Agreement, subject to the registration and qualification requirements set forth in the Fund’s registration statement, prospectus and statement of additional information then in effect under the 1933 Act and 1940 Act.

(b) Except as otherwise noted in the Fund’s then-current registration statement, prospectus and statement of additional information, all Shares distributed by ADI will be at the public offering price, which shall be the net asset value per Share, as determined in the manner described in such registration statement, prospectus and statement of additional information.

(c) It is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA and has adopted policies and procedures reasonably designed to comply with applicable laws.

(d) It maintains an anti-money laundering program in compliance with the Bank Secrecy Act, Title III of the USA Patriot Act and all applicable laws and regulations promulgated thereunder.

(e)  ADI confirms that, as soon as possible, following the request from the Fund, ADI will supply the Fund with copies of its anti-money laundering policy and procedures, and such other relevant certifications, books, records, and/or representations regarding such policy and procedures as the Fund may reasonably request from time to time.

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(f) It will issue to the Fund’s Chief Compliance Officer quarterly certifications in accordance with Rule 38a-1 (under the 1940 Act).

(g) It is not disqualified under Section 9 of the 1940 Act from serving as principal underwriter to the Fund.

(h) It has conducted a review of its supervisory controls system and has made available to the Fund the most current summary report of such review and any updates thereto. Each time ADI conducts a review of its supervisory control system it will make available to the Fund for inspection a summary report of such review and any updates thereto. ADI shall immediately notify the Fund in writing of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ADI’s business that would affect the business of the Fund or Management.

(i) It will maintain at its expense an errors and omissions insurance policy adequate to cover its distribution activities hereunder relating to the Fund.

(h)  It will maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Fund.

(i) It will maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Fund in order to enable the Shares to be traded through FundSERV. ADI will not be responsible for any operational matters associated with the settlement of Fund transactions through FundSERV or Networking.

(j) At the direction of the Fund, it will enter Intermediary Agreements in connection with the sale of Shares facilitated through the NSCC. ADI will not be obligated to make payments pursuant to the Fund’s Plan to any such intermediary unless ADI has received an authorized payment from the Fund, if subject to a distribution plan or other such plan approved by the Fund’s Board and/or Management. At the direction of the Fund, it will terminate any Intermediary Agreement upon written notice from the Fund to ADI.

8.	Client Data

8.1. Fund (i) will provide or use commercially reasonable efforts to ensure that other Persons provide all Client Data to ADI in an electronic format that is mutually agreeable to ADI (or as otherwise agreed in writing) and (ii) will confirm that it has the right to so provide such Client Data for the purposes set forth in this Agreement. For the avoidance of doubt, ADI’s ability to perform the Services is subject to the dependencies in Schedule A, Section A.2. As between ADI and Fund, all Client Data shall remain the property of Fund to which such Client Data relate. Client Data shall not be used or disclosed by ADI other than in connection with providing the Services and as permitted under Section 11.5. ADI shall be permitted to act upon instructions from Fund or Management with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

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8.2. ADI shall maintain and store Client Data used in the official books and records of the Fund for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies (which shall be provided upon Fund’s request) or until such earlier time as it returns such records to the Fund or the Fund’s designee.

8.3. During the term of this Agreement and upon written request, ADI shall deliver copies of Client Data relating to the Fund in its possession to the Fund, Management or their designee upon the Fund’s written request.

9.	Data Protection

9.1  From time to time and in connection with the Services ADI may obtain access to certain Personal Information provided by Fund or Management. Personal Information relating to Fund, Management and their respective Affiliates, members, shareholders, trustees, officers, partners, employees and agents will be processed by and on behalf of ADI. Fund and Management acknowledge that ADI and its Affiliates will transmit and process such data within the United States, in accordance with applicable Law. ADI will provide notice to Fund or Management if it makes any changes in transmitting and processing Personal Information outside the United States or delegates to a third-party in accordance with the terms in Section 2.3.

9.2 Without prejudice to ADI’s obligations under Section 9.1, ADI will promptly investigate material incidents of unauthorized access to or loss of Client Data maintained by ADI (a “Data Breach”) and, unless prohibited by applicable Law or if, as permitted by applicable Law it would compromise ADI’s investigation, promptly notify Fund as soon as reasonably practicable after becoming aware of any Data Breach (provided ADI will notify Fund of the breach promptly after the investigation is no longer compromised). ADI acknowledges that Fund is responsible for making notifications related to a Data Breach that are required by applicable Law, and ADI will work with Fund in good faith to effect such notifications. ADI will seek to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Fund (or Management on behalf of Fund) the corrective actions. ADI will reasonably cooperate with Fund (or Management on behalf of Fund) in the event of any Government Authority inquiry related to or arising out of a Data Breach.

9.3 Without prejudice to ADI’s obligations under Section 9.1, ADI will implement and maintain (a) a written information security program which shall be reviewed by ADI at least annually and (b) policies and procedures that are reasonably designed to protect against unauthorized access to or use of Client Data maintained by ADI that could result in material harm or inconvenience to Fund and Management. ADI shall provide a summary of such written information security program to Fund or Management upon written request.

9.4 Without prejudice to ADI’s obligations under Section 9.1, ADI maintains policies and procedures in compliance with Regulation S-P as set forth in its Written Supervisory Procedures, which shall be made available to Fund or Management upon request, and which shall, in accordance with Regulation S-P, include policies and procedures reasonably designed to ensure that any Intermediaries who may have access to nonpublic personal information (as defined by Regulation S-P) notify ADI of any breach in security resulting in the unauthorized access to, or disclosure of, nonpublic personal information (“Intermediary Security Incident”). To the extent applicable, in the event an Intermediary notifies ADI that there has been an Intermediary Security Incident, ADI will assist the Fund and such Intermediary in meeting any obligations under applicable Law.

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10.	ADI Property

10.1. ADI Property is and shall remain the property of ADI or, when applicable, its Affiliates or suppliers. Neither Fund nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any ADI Property, except as specifically set forth herein. Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by ADI to receive the same, any information concerning the ADI Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1. Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2. Each Party may disclose the other Party’s Confidential Information:

(a)

In the case of Fund, to Management and each of their Affiliates, members, shareholders, trustees, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)

In the case of ADI, to Fund and Management and each ADI Associate, or Fund Representative who needs to know such information for the purpose of carrying out ADI’s duties under or enforcing this Agreement. ADI shall ensure compliance by ADI Associates and its delegates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)

As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4. ADI’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ADI shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ADI in connection with the Services.

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11.5. Upon the prior written consent of Fund or Management, ADI shall have the right to identify Fund in connection with its marketing-related activities and in its marketing materials as a client of ADI. Upon the prior written consent of ADI, which shall not be unreasonably delayed, withheld or conditioned, the Fund or Management shall have the right to identify ADI and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit ADI from using any Fund data (including Client Data) in strictly de-identified and anonymized form in accordance with industry best practices for de-identification and anonymization, in tracking and reporting on ADI’s clients generally or making public statements about such subjects as its business or industry; provided that (i) neither Fund nor Management nor individual included in Client Data is named in such public statements without its prior written consent and (ii) such data shall be aggregated with similar data of all of ADI’s other applicable clients. Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that ADI is (i) verifying the existence of any assets in connection with the investments, products or services of Fund or Management, or (ii) acting as a fiduciary with respect to Fund, Management or any of their respective assets, investors or customers.

11.6. In the event the Fund obtains information from ADI which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify ADI that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide ADI reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to ADI a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to ADI or destroyed as required by this provision.

12.	Notices

12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier (iv) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to ADI:

ALPS Distributors, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: [***] with a copy to [***]

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If to Fund:

Clearlake Capital RIC Management, LLC

233 Wilshire Blvd., Suite 800

Santa Monica, CA 90401

Attention: John Cannon

E-mail: [***]

13.	Miscellaneous

13.1. Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No ADI Associate has authority to bind ADI in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2. Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either Party, in whole or in part, whether directly or by operation of Law, including by change of control, without the prior written consent of the other Party. ADI may assign or otherwise transfer this Agreement to the extent permissible under the 1940 Act, and (i) to a successor in the event of a change in control of ADI, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of ADI’s business; provided, each case, that any such entity is registered as a broker-dealer under the 1934 Act and with FINRA. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3. Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS TO A TRIAL BY JURY.

13.4. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5. Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of ADI Associates related to the Services and the subject matter of this Agreement, and no ADI Associate shall have any liability to Fund or any other Person for, and Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6. Force Majeure. Neither Party will be responsible for any Losses of property in its possession or for any failure to fulfill its duties or perform any of its obligations hereunder to the extent that such Loss, delays or failures are due to war, terrorist or analogous action, the act of any

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Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous event to the extent outside a Party’s reasonable control. Each Party shall use commercially reasonable efforts to minimize the effects on the Services of any such event, including maintaining procedures for the safekeeping and security of information relating to the other Party.

13.7. Non-Exclusivity. The duties and obligations of ADI hereunder shall not preclude ADI from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. Fund understands that ADI may have commercial relationships with Data Suppliers and providers of technology, data or other services to Fund and ADI may receive economic or other benefits in connection with the Services provided hereunder.

13.8. No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9. No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of ADI or its Affiliates who has been materially involved in the direct provision of the Services without the consent of ADI; provided, however, that nothing herein shall prevent a Party from soliciting employees through general advertising not targeted specifically at any or all ADI Associates’ employees. If Fund or Management employs or engages any ADI Associates, who has been materially involved in the direct provision of the Services during the term of this Agreement or the period of 12 months thereafter (a) Fund or Management must obtain ADI’s prior written consent to do so, which can be withheld in ADI’s sole discretion, except for (i) when the requirement for such consent would be prohibited by law, (ii) a ADI Associate not directly solicited by the Fund and Management whose employment was terminated by ADI or its Affiliate or (iii) a ADI Associate not directly solicited by the Fund and Management who voluntarily left ADI or its Affiliate more than 12 months prior to such solicitation, and (b) such entity shall pay for any reasonable and out of pocket fees and expenses (including recruiters’ fees) incurred by ADI or its Affiliates in hiring replacement personnel, unless such employee is engaged or employed by the Fund or Management under the terms in Sections 13.9(i), (ii) and (iii) herein.

13.10. No Warranties. Except as expressly listed herein, ADI and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. ADI disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11. Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

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13.12. Testimony. If ADI is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund or Management is a party or otherwise related to Fund or Management (other than an Action between ADI and Fund or Management), Fund or Management shall reimburse ADI for all costs and expenses, including the time of its professional staff at ADI’s standard rates and the cost of legal representation, that ADI reasonably incurs in connection therewith, except to the extent resulting solely from the gross negligence, bad faith, willful misconduct or fraud of ADI Associates in the performance of ADI’s duties and obligations under this Agreement.

13.13. Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to ADI Associates and Data Suppliers.

13.14. Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15. Certain Third Party Vendors. Nothing herein shall impose any duty upon ADI in connection with or make ADI liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Fund custodian banks (clearing services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if ADI selected such company, ADI shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

*  *   *

[signature page follows]

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS DISTRIBUTORS, INC.		CLEARLAKE PRIVATE MARKETS FUND

By:	/s/ Stephen Kyllo	By:	/s/ Fred Ebrahemi

Name:	Stephen Kyllo	Name:	Fred Ebrahemi

Title:	SVP & Director	Title:	Chief Executive Officer

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Schedule A

Services

A.	General

1.	Any references to Law shall be construed to be the Law as amended as of the date of the effectiveness of the applicable provision referencing the Law.

2.	Fund acknowledges that ADI’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)

Fund, Management and other Persons that are not employees or agents of ADI whose cooperation is reasonably required for the ADI to provide the Services providing cooperation, information and, as applicable, instructions to ADI promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund and other Persons that are not employees or agents of ADI remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to ADI Associates in connection with the Services by any Person.

(iv)	Fund and Management informing ADI on a timely basis of any material modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)

Any warranty, representation, covenant or undertaking expressly made by Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)

ADI’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including client questionnaire(s) and ADI Web Portal and other application User information.

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B.	ADI Distribution Services and Terms

The following Services will be performed by ADI under this Agreement and, as applicable, are contingent on the performance by Fund of its duties and obligations otherwise contained in this Agreement.

1.	Act as legal principal underwriter/distributor

2.	Facilitate setup of an NSCC FundSERV Participant Number under ALPS Distributors, Inc. specific for the Fund

3.

Provide investment company advertising and sales literature review, approval and record maintenance Online submission, review/approval, and real-time status updates through SS&C Advertising Review Portal

a.	File required materials with FINRA

b.	Provide advertising regulatory and disclosure guidance

4.	Prepare, update, execute and maintain financial Intermediary Agreements

a.	Online access provided through SS&C Portal

5.	Support financial intermediary relations

a.	Consult and support the Fund’s distribution model and strategy

6.	Fulfil key account intermediary initial and ongoing information and due diligence requests

7.	Perform financial intermediary payments and reporting

8.	Intermediary Due Diligence and Oversight Services

a.	Review each intermediary in accordance with SS&C Intermediary Oversight Program

b.	Deliver quarterly reporting detailing due diligence activity associated with the Fund’s network, including risk ratings of each intermediary

Notes and Terms to ADI Services

1.

ADI agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Fund. ADI shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

C.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, ADI:

(i)	Does not maintain custody of any cash, securities or customer accounts.

(ii)	Does not have the ability to authorize transactions.

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(iii)	Does not have the authority to enter into contracts on behalf of the Fund; ADI will only enter into Intermediary Agreements with respect to the Fund upon direction of the Fund.

(iv)	Is not responsible for determining the Fund’s distribution strategy.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of the Fund.

(vi)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.

If ADI allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from ADI and/or (ii) issue instructions to ADI via web portals or other similar electronic mechanisms hosted or maintained by ADI or its agents (“Web Portals”):

(i)

Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by ADI (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. The Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify ADI promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by the Fund or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by the Fund shall not be effective until ADI has confirmed receipt and execution of such change.

(ii)

ADI grants to the Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund will ensure that any use of access to any Web Portal is in accordance with ADI’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)

Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Neither Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	ADI reserves all rights in ADI systems and in the software that are not expressly granted to Fund hereunder.

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(v)	ADI may discontinue or suspend the availability of any Web Portals at any time without prior notice; ADI will endeavor to notify Fund as soon as reasonably practicable of such action.

3.

ADI shall provide reasonable assistance to responding to due diligence and analogous requests for information from Intermediaries (or their authorized representatives); provided, that ADI may elect to provide these services only upon Fund’s agreement in writing to separate fees in the event responding to such requests becomes, in ADI’s sole discretion, excessive.

4.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through ADI’s portal.

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SCHEDULE B

LIST OF FUND(S)1

Clearlake Private Markets Fund

[1]	This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.

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